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May 27, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:


We have read the statements made by Westaff, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to item 4 of Form 8-K, as part of the Company's Form 8-K dated May 27, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,


/s/ PricewaterhouseCoopers LLP